     Exhibit 21.1

Subsidiaries of the Registrant

Unify International (US) Corporation Unify Corporation France S.A. Unify Acquisition Corp. CipherSoft Inc. Gupta Technologies, LLC Gupta Technologies GmbH Active Data Corporation